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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITOR'S CONSENT

To the Stockholders of
Global Brands, Inc.
(formerly Swiss Natural Brands, Inc.)

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form SB-2 of our report dated April 7, 2000, except for the last sentence of the first paragraph of Note 1, as to which the date is April 12, 2000, and Note 8, as to which the date is May 22, 2000 on the financial statements of Global Brands, Inc. (formerly Swiss Natural Brands, Inc.), which appear in such Prospectus. We also consent to the reference to our Firm under the captions "Experts" and "Summary of Financial Data" in such Prospectus.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York
August 4, 2000